UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                        Three Months Ended
                                                             June 30,
                                                         2000        1999
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income                                            $10,659    $ 3,708

 Average Shares of Common Stock Outstanding             32,389     32,309
                                                      ---------   --------

Basic Earnings Per Share                               $  0.33    $  0.11
                                                      =========   ========


DILUTED EARNINGS PER SHARE:

 Net Income                                            $10,659    $ 3,708

 Average Shares of Common Stock Outstanding             32,389     32,309
 Effect of Dilutive Securities:
  Warrants                                                   -          -
  Options and Stock Issuable under Employee Benefit
   Plans                                                   457        335
                                                      ---------   --------
 Total Shares                                           32,846     32,644
                                                      ---------   --------
Diluted Earnings Per Share                             $  0.32    $  0.11
                                                      =========   ========

     4.6 million of the 6.1 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.







UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE


                                                         Six Months Ended
                                                             June 30,
                                                         2000        1999
                                                        ------      ------
                                                     - Thousands of Dollars -
                                                     (except per share data)

BASIC EARNINGS PER SHARE:

 Net Income (Loss)                                     $10,901     $(1,820)

 Average Shares of Common Stock Outstanding             32,382      32,297
                                                      ---------    --------

Basic Earnings Per Share                               $  0.34     $ (0.06)
                                                      =========    ========


DILUTED EARNINGS PER SHARE:

 Net Income (Loss)                                     $10,901     $(1,820)

 Average Shares of Common Stock Outstanding             32,382      32,297
 Effect of Dilutive Securities:
  Warrants                                                   -           -
  Options and Stock Issuable Under Employee Benefit
   Plans                                                   420           -
                                                      ---------    --------
 Total Shares                                           32,802      32,297
                                                      ---------    --------

Diluted Earnings Per Share                             $  0.33     $ (0.06)
                                                      =========    ========

     4.6 million of the 6.1 million warrants outstanding are exercisable into TEP common stock. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.